Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Offering Circular on Form 1-A of our independent auditor’s report dated November 6, 2023, with respect to the audited balance sheet of Central Park Fund 1, LLC as of October 31, 2023, and the related statements of operations, changes in member’s deficit, and cash flows for the period from October 20, 2023 to October 31, 2023, and the related notes to the financial statements.

Very truly yours,

Assuarance Dimensions

/s/ Assurance Dimensions
Tampa, Florida
January 26, 2024